Exhibit 10.1

Product and Know-How License Agreement

This Product and Know-How License Agreement ("Agreement"), entered into as of this 8th day of March, 2016 and made effective as of October 1, 2015 (the "Effective Date"), is by and between Medical Lasers Manufacturer, Inc., a Florida corporation doing business as Laser Lab Corp., with offices located at 101 Spanish River Road, 305, Boca Raton, Florida 33432 ("Licensor") and Medical Lasers Manufacturer, Inc., a Nevada corporation, with offices located at 4400 Route 9 South, Suite 1000, Freehold, New Jersey 07728 ("Licensee").

WHEREAS, Licensee is a wholly-owned subsidiary of Medifirst Solutions, Inc., a Nevada corporation (“Parent”), and Parent, in consideration for the rights granted under this Agreement, wishes to issue its securities to the Licensor; and

WHEREAS, Licensor owns and wants to provide for the regulatory approval and commercialization of certain inventions, test results, certifications and manufacturer claim markings set forth on Schedule I hereto (the "Inventions"); and

WHEREAS, Licensor, at the time of this Agreement, has available to it certain technology, trade secrets, invention records, research records, reports and data, test results, clinical studies, engineering and technical data, designs, production specifications, processes, methods, procedures, facilities and know-how (hereinafter "Know-how") which relate to the Inventions; and

WHEREAS, Licensee wishes to utilize the Inventions and Know-how related to the Invention (hereinafter "Technology") to achieve the regulatory approval, manufacture, and sale of Products containing the Technology.

NOW, THEREFORE, Licensor and Licensee in consideration of the foregoing and the mutual promises contained herein and intending to be legally bound hereby agree as follows:

1.	DEFINITIONS

As used herein:

1.1	"Field of Use" shall mean all fields of use identified on Schedule I hereto.

1.2	"Licensed Patent" shall mean any issued patent or patent issued hereafter disclosing and claiming the Inventions, including a reissued patent, a patent issuing from a continuation application, divisional application or continuation-in-part application, and any corresponding foreign patent application relating thereto.

1.3	"Net Selling Price" shall mean the gross sales by Licensee or any approved sublicensee of the Products for which payments by the purchaser in available funds are received by the Licensee or any approved sublicensee, less usual trade discounts, sales tax which the seller has to pay or absorb, customs duties and transportation and insurance charges, if not included in the gross price, and any and all Federal, foreign, State or local taxes (except income tax) incurred by the seller on such sales.

1.4	"Products" shall mean any method through which the Technology is commercialized and utilized by Licensee.

1.5	"Proprietary Information" shall mean information and trade secrets owned or controlled by Licensor at any time during the term of this Agreement, which relates to the Inventions, including but not limited to, invention records, research records and reports, engineering and technical data, designs, production specifications, processes, methods, procedures, facilities and know-how.

1.6	"Sales", "Sell", or "Sold" shall mean any sale, transfer, lease, license, permission to use or other transfer of the right of possession or other conveyance by Licensee or any approved sublicensee.

1.7	"Territory" shall mean the world.

2.	GRANT OF LICENSE

2.1	With respect to the Technology, Licensor hereby grants to Licensee an irrevocable, nontransferable, royalty-bearing license, with a right of sublicense (the “License”), throughout the Territory in the Field of Use, whether or not under the Licensed Patent, to:

2.1.1	use or submit or deliver the Technology and/or any Product to any regulatory body throughout the Territory for purposes of obtaining approval to make, Sell, offer for Sale, import, export and distribute the Technology or Products; and

2.1.2	use or copy the Technology and/or any Product; and

2.1.3	market, make, have made, Sell, offer for Sale, import and distribute Products; and

2.1.4	sublicense the Technology as set forth in Article 4 below; and

2.1.5	prepare, or have prepared on its behalf, modifications, enhancements and/or derivative works of the Technology.

2.2	In connection with the license granted under Section 2.1 above, Licensor hereby grants to Licensee a license to the Licensed Patents, whether now existing or hereafter acquired.

2.3	Any provision of this Agreement to the contrary notwithstanding, Licensor or any wholly-owned subsidiary of the Licensor reserves an irrevocable, nonexclusive, royalty-free, nontransferable license to make and use the Technology and/or to make, use or Sell any Products, even if such use shall compete with the Licensee’s Field of Use in the Territory.

3.	CONSIDERATION

3.1	In consideration of the granting herein of the License as described in Article 2 and to reimburse the Licensor for cost associated with the rights licensed hereunder, Licensee shall pay Licensor:

3.1.1	Twenty-Five-Thousand (25,000) shares of Parent’s Series B Preferred Stock (“Series B Preferred Stock”) upon the execution of this Agreement, except that in the event that Licensee does not receive, by December 31, 2016, a decision letter from the Food and Drug Administration informing the Licensee of the “cleared” 510(k), then the amount of Ten-Thousand (10,000) shares of Series B Preferred Stock shall be subject to claw-back by the Licensee and forfeiture by the Licensor; and

3.1.2	A Promissory Note issued by the Parent (the “Note”) bearing Ten-Percent (10%) interest per annum and having a principal amount equal to One-Hundred-Fifty-Thousand Dollars ($150,000), which interest and principal shall be due eighteen (18) months from the date of issuance, except that in the event that Licensee does not receive, by December 31, 2016, a decision letter from the Food and Drug Administration informing the Licensee of the “cleared” 510(k), then the principal amount of the Note shall automatically reduce to $75,000 and any interest accrued to the Note shall be calculated on the reduced principal amount as if originally issued in such denomination.

3.1.3	the Royalties as set forth below in Article 5.

4.	SUBLICENSES

4.1	Subject to this Paragraph, Licensee may grant sublicenses to persons or entities specifically approved in writing by Licensor, which approval shall not be unreasonably withheld, provided that each sublicense contains a provision that such sublicense and the rights thereby granted are personal to the sublicensee thereunder and such sublicense cannot be further assigned or sublicensed.

4.2	Any sublicense granted pursuant to this Article shall be in accordance with the terms and conditions of this Agreement, including but not limited to the same protection for Licensor's Proprietary Information as is set forth herein.

5.	ROYALTIES

5.1	Licensee shall pay Licensor royalties at the rate of five percent (5%) of any Net Selling Price of Products sold by Licensee or any sublicensee under this Agreement that exceeds in aggregate $50,000 in Net Selling Price of Products per year beginning on the first date the Licensee collects gross sales from the sale of Products.

5.2	All payments to Licensor under this Agreement shall be made in U.S. dollars at Licensor's address for notice, except that in the event the Licensee elects to make such payments in the form of equity securities of the Parent, such payments may be made on behalf of the Licensee in the form of Series B Preferred Stock. Payments pursuant to Section 5.1 for sales made during each quarter of each calendar year shall be paid to Licensor within thirty (30) days after the last day of each quarter.

5.3	Licensee shall pay all royalties due hereunder to Licensor and Licensor shall not be required to look to any other entity for payment.

6.	IMPROVEMENTS

6.1	Should Licensee or any consultant or employee of Licensee during the term of this Agreement make or discover any improvement in connection with the Technology, whether patentable or not, which if practiced would constitute an infringement of any patent of the Technology, Licensee shall forthwith disclose or cause the same to be disclosed to Licensor, and such improvement shall be deemed to be a part of the "Technology" and shall be subject to the terms hereof for the purpose of calculating royalties hereunder. The foregoing notwithstanding, Licensee shall own all right, title and interest in any such discovery or improvement. However, Licensee shall make available to Licensor any improvements it makes to the Technology and grants to Licensor an irrevocable, nonexclusive, royalty-free, nontransferable license to use the improvements throughout the world for its permitted uses under Section 2.3 hereof. If so requested by Licensor, Licensee shall make available or supply to Licensor such information or data as is necessary or convenient for the proper understanding or use of such improvement.

7.	CONFIDENTIALITY

7.1	Licensee shall not disclose any Proprietary Information pertaining to the Invention other than to Licensee employees who must have access to such Information in order to carry out Licensee's obligations under this Agreement and to potential sublicensees of the Technology, provided such disclosure is in accordance with Section 7.3 hereof. Prior to disclosure of Proprietary Information to Licensee employees, such employees shall be under a written obligation of confidentiality to Licensee at least as restrictive as the provisions contained herein. Proprietary Information shall be maintained in confidence by Licensee for so long as such information is maintained in confidence by Licensor.

7.2	To protect Licensor's Proprietary Information, Licensee shall adopt security measures commonly observed in industries that rely on proprietary information. These measures shall include, but not be limited to, restricted access to such information, marking such information, and the selective destruction of sensitive materials. Upon termination of this Agreement, Licensee shall return or destroy all documents or materials embodying Licensor’s Proprietary Information.

7.3	Any disclosure of Proprietary Information by Licensee to potential sublicensees of the Technology shall be prohibited, unless such potential sublicensee has signed an agreement which imposes obligations of confidentiality and nonuse at least as restrictive as those imposed on Licensee hereunder.

7.4	Proprietary Information does not include information which:
a.	is published or is otherwise in the public domain through no fault of the receiving party; or
b.	prior to disclosure hereunder, can be demonstrated by the receiving party to have been in its possession prior to receipt under this Agreement; or
c.	is properly obtained by the receiving party without restriction from a third party; or
d.	is independently developed by or for the receiving party without reliance, direct or indirect, on such information; or
e.	is disclosed by the receiving party to a third party with the written approval of the disclosing party; or
f.	is obligated to be produced by order of a court of competent jurisdiction.

8.	OPTION TO LICENSE AND RIGHT OF FIRST REFUSAL AND PAYMENTS OF RESEARCH

8.1	Licensor hereby grants to Licensee the option to license the Technology for fields of use not covered by the Field of Use (“Other Technologies”). In the event the Licensee exercises the option granted in this Section 8.1, Licensor shall grant such license to the Licensee for consideration no greater than the consideration set forth in Article 3 and Article 5 hereof (so long as such license is similar in scope to the Technology and Field of Use).

8.2	In the event the Licensor is solicited to grant a third party a license to Other Technologies, Licensor shall submit to Licensee a written offer (the “Offer”) to license such Other Technologies to the Licensee on terms no less favorable than terms proposed by such third party and Licensee shall accept the Offer within ten (10) calendar days after having received the Offer or if the Licensee declines or fails to accept the Offer within ten (10) calendar days, the Licensor shall not be precluded, by the obligations hereunder, from licensing Other Technologies.

8.3	The foregoing notwithstanding, Licensor hereby grants to Licensee the exclusive option to add to the License granted by this Agreement the field-of-use-add-on set forth on Schedule I (the “FOU Add-On”). In the event the Licensee exercises the option granted in this Section 8.3, upon Licensee’s payment of One-Hundred-Fifty-Thousand Dollars ($150,000) in cash and/or Series B Preferred Stock, the FOU Add-On shall be added to the License, as if the FOU Add-On was originally included in the Field of Use applicable to the License granted by this Agreement and the term of this Agreement pursuant to Section 14 hereof shall be deemed to begin on the Effective Date of this Agreement and to continue for Ten (10) years after payment made by the Licensee under this Section 8.3.

9.	PROTECTION OF INTELLECTUAL PROPERTY

9.1	Licensor shall file any and all patent applications, trademark registrations or copyright registrations (hereinafter "Intellectual Property Protection"), domestic and/or foreign, in Licensor’s name to protect the Technology and/or improvements to the Technology licensed hereunder. Licensee shall reimburse Licensor for all out-of-pocket fees, costs and expenses paid or incurred by Licensor in filing Intellectual Property Protection herein. Licensee shall be permitted to select, if it so wishes, the patent attorney for Intellectual Property Protection when the costs are born by Licensee.

9.2	If, at any time during the term of this Agreement, Licensee elects to abandon its right in any pending Intellectual Property Protection or any patent, trademark or copyright issued thereon, either domestic or foreign, it shall notify Licensor of that decision at least two (2) months prior to any deadline for filing any response or taking any other action necessary to maintain any such Intellectual Property Protection. Thereafter, Licensor shall have the right and option to take over the sole and exclusive responsibility for the prosecution of any such Intellectual Property Protection and/or the maintenance of any such patent, trademark or copyright solely at Licensor’s expense and in such an event the rights granted under this Agreement shall become licensable by the Licensor to any third party without following the procedures required by Section 8.2 hereof.

9.3	If patent, trademark or copyright protection is obtained for the Technology and/or improvements to the Technology, Licensee shall cooperate with Licensor in enforcing or policing such protection as provided in Article 10 hereof and by taking all reasonably appropriate measures including marking trade secrets and other Proprietary Information as required and taking other reasonable measures as mutually agreed to by Licensor and Licensee.

10.	NOTICE OF INFRINGEMENT AND ENFORCEMENT OF RIGHTS

10.1	Immediately upon Licensee's learning of any infringement, misappropriation or other unauthorized use of Licensor’s Proprietary Information, and/or Licensed Patents, copyrights or trademarks pertaining to Licensor’s Invention licensed hereunder (hereinafter "Intellectual Property Rights"), Licensee shall promptly inform Licensor.

10.2	If Licensee and Licensor agree to jointly pursue enforcement of Licensor's Intellectual Property Rights, then the parties hereto shall share equally all costs, fees and/or expenses incurred in connection with enforcement of Licensor's Intellectual Property Rights provided only that Licensor's maximum exposure for such costs, fees and expenses shall be the amount of royalties paid and/or payable to Licensor by Licensee hereunder. Any payments accruing from such action to enforce Licensor's Intellectual Property Rights shall be paid to Licensee and Licensor in proportion to the parties' respective contributions to all costs, fees and/or expenses incurred in such action.

10.3	In the event that either party shall determine, for any reason, that it does not choose to enforce Licensor's Intellectual Property Rights, then that party shall promptly notify the other party of such decision. The party choosing to enforce Licensor's Intellectual Property Rights may then proceed with such enforcement action solely at its own expense and any and all recoveries shall be awarded solely and exclusively to that party.

11.	INDEMNITY

11.1	Licensee hereby indemnifies and holds harmless Licensor, and its employees, officers, board members and agents (hereinafter "Indemnitees") from and against all claims, suits, liabilities, damages, costs, fees, expenses or losses arising out of or resulting from Licensee's performance of this Agreement, including but not limited to any third party claims against Indemnitees for patent, copyright, and/or trademark infringement and/or patent interference, and any damages, losses or liabilities whatsoever with respect to death or injury to any person and damage to any property arising from the possession, use or operation of Products produced or sold by Licensee or its sublicensees or their customers in any manner whatsoever.

12.	REPRESENTATIONS

12.1	Licensor represents that it has full right, power and authority to enter into this Agreement and to grant all of the right and interest in the Patent and Technology.

12.2	Licensor represents that it has no knowledge, at the time of execution of this Agreement, that the Technology infringes any U.S. or foreign patent or copyright rights owned or controlled by any third party.

12.3	Licensor represents that is has no knowledge, at the time of execution of this Agreement that any third party would infringe any patent claims of the Invention, now pending.

13.	RELATIONSHIP BETWEEN LICENSOR AND LICENSEE

13.1	Licensor and Licensee are and shall remain independent contractors and nothing herein shall create a partnership or joint venture between Licensor and Licensee.

14.	TERM AND TERMINATION

14.1	This Agreement shall commence on the Effective Date of this Agreement and shall continue for ten (10) years. Notwithstanding the foregoing, the obligations of the parties under Articles 5, 7, 11 and 14 shall survive any termination of this Agreement.

14.2	In the event of the breach of a material obligation hereunder by either party, the nonbreaching party shall inform the alleged breaching party of said breach in writing. The alleged breaching party shall have thirty (30) days from the date of said notification during which time to cure the breach. In the event the alleged breaching party does not cure the breach within thirty (30) days, the nonbreaching party may terminate the Agreement upon written notification to the alleged breaching party. Licensee shall, within ten (10) days of termination of this Agreement for any reason, deliver to Licensor all written documentation in the possession of Licensee which contains Proprietary Information pertaining to the Technology.

14.3	If Licensee shall become bankrupt or insolvent and/or if the business of Licensee shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Licensee or otherwise, Licensee shall immediately notify Licensor and Licensor shall have the right to terminate this Agreement by giving written notice to Licensee of such termination.

15.	NOTICES

15.1	All notices required or permitted under this Agreement shall be in writing and shall be delivered personally, by courier, by facsimile transmission or sent by certified registered mail to Licensee or Licensor at the addresses set forth in the preamble of this Agreement.

16.	WAIVER

16.1	Waiver by either party of any term or provision of this Agreement shall not constitute a continuing waiver thereof nor of any further or additional rights such party may hold under this Agreement.

17.	SEVERABILITY

17.1	If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

18.	GOVERNING LAW

18.1	This Agreement shall be construed in accordance with the laws of the State of New York, U.S.A.

19.	ENTIRE AGREEMENT

19.1	This Agreement is the complete and exclusive statement between the parties relating to the subject matter hereof, and supersedes all prior understandings, communications, or representations, either oral or written, between the parties. This License Agreement may not be modified or altered except by a written instrument duly executed by Licensee and Licensor.

20.	CUMULATIVE RIGHTS

20.1	Unless expressly stated to the contrary elsewhere in this Agreement, all rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative and not restrictive of those given by law.

21.	SECTION HEADINGS

21.1	Section headings have been inserted herein for convenience of reference only and shall in no way modify or restrict any of the terms or provisions of this Agreement.

22.	ASSIGNMENT

22.1	The License is personal to Licensee and may be assigned on the sale of substantially all of the business or assets of the product line using the Technology. Except as otherwise agreed herein, this Agreement may not be assigned by either party without the prior written consent of the other.

23.	SUCCESSORS AND ASSIGNS

23.1	This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but nothing contained herein shall be deemed to permit assignment by either party except as otherwise permitted in this Agreement.

24.	INTERPRETATION

24.1	In the interpretation of this Agreement, words importing the singular or plural number shall be deemed to import the plural and singular number respectively, words denoting gender shall include all genders and references to persons shall include corporations or other bodies and vice versa.

25.	OPPORTUNITY TO BE REPRESENTED

25.1	Licensor and Licensee each hereby acknowledge that it has freely and voluntarily entered into this Agreement after an adequate opportunity and sufficient period of time to review, analyze, and discuss (i) all terms and conditions of this Agreement, (ii) any and all other documents executed and delivered in connection with the transactions contemplated by this Agreement, and (iii) all factual and legal matters relevant to this Agreement and/or any and all such other documents, with counsel freely and independently selected by it (or had the opportunity to be represented by counsel). Licensor and Licensee each further acknowledges and agrees that it has actively and with full understanding participated in the negotiation of this Agreement and all other documents executed and delivered in connection with this Agreement after consultation and review with its counsel (or had the opportunity to be represented by counsel), that all of the terms and conditions of this Agreement and the other documents executed and delivered in connection with this Agreement have been negotiated at arm’s-length, and that this Agreement and all such other documents have been negotiated, prepared, and executed without fraud, duress, undue influence, or coercion of any kind or nature whatsoever having been exerted by or imposed upon any party by any other party. No provision of this Agreement or such other documents shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated, or drafted such provision.

26.	FORCE MAJEURE

26.1	Neither party shall be held in breach of this Agreement because of acts or omissions caused by any act of God or other cause beyond the control of the parties, including, but not limited to, fire, floods, labor disputes, or other unforeseen circumstances.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LICENSOR
Medical Lasers Manufacturer, Inc.,
a Florida corporation d/b/a
Laser Lab Corp.

By:	/s/ Bradley Schoengood
Name:	Bradley Schoengood
Title:	President

LICENSEE
Medical Lasers Manufacturer, Inc.,
a Nevada corporation.

By:	/s/ Bruce Schoengood
Name:	Bruce Schoengood
Title:	President

AGREED AND ACKNOWLEDGE
(with respect to Sections 3, 5 and 8):

PARENT
Medifirst Solutions, Inc.,
a Nevada corporation.

By:	/s/ Bruce Schoengood
Name:	Bruce Schoengood
Title:	Chief Executive Officer

Schedule I

INVENTIONS AND Field of Use

InventionS:

The Time Machine Laser (Wavelength: 810/830nm; Laser Color: Infrared)

CE Mark(s): CE Mark (Registration #STT20140616363 - 6/24/2014)

EN Mark(s): EN-60825-1

IEC Mark(s): IEC-60601-2-22

Field of Use:

All uses set forth in the Premarket Notification 510(k) submitted by the Licensee to the Food and Drug Administration on or around August 28, 2015 identifying the “Device Trade Name” as “The Time Machine Series Lasers” and assigned the control number K152461.

Field of Use ADD-ON:

All uses related to wound healing, which shall be subject to a new Premarket Notification 510(k) submission for the “The Time Machine Series Lasers”.